Exhibit 3.2

STATE of DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KKR ACQUISITION HOLDINGS I CORP.

KKR Acquisition Holdings I Corp. (the ‘‘Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of De1aware (the “General Corporation Law”), does hereby certify:

(1)    That the Corporation was originally incorporated pursuant to the General Corporation Law on January 14, 2021.

(2)    That the Corporation has not received any payment for any of its stock.

(3)    The amendment to the Certificate of Incorporation of the Corporation herein has been duly adopted in accordance with Sections 241 of the General Corporation Law.

(4)    That Article 4 of the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

“Stock. The total number of shares of all c1asses of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 225,000,000, consisting of (a) 175,000,000 shares of C1ass A Common Stock and (b) 50,000,000 shares of Class B Common Stock.”

(5)   The amendment to the Certificate of Incorporation of the Corporation herein shall be effective upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Certificate of Incorporation on this 21st day of January, 2021.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Incorporator